Exhibit 10.10

27 July 2018

Via Electronic Mail

Jonathan Chadwick

Re:	Elastic B.V. Board of Directors

Dear Jonathan:

On behalf of Elastic B.V. (“Elastic”, “our” or “we”), we would like to extend the invitation to you to join Elastic’s Board of Directors (the “Board”). Once you accept this invitation, we anticipate the Board moving quickly to formally appoint you as a member of the Board.

As you are aware, Elastic is a Dutch private company with limited liability, and, therefore, your rights and duties as a Board member are prescribed by Dutch law and our charter documents, as well as by the policies established by our Board from time to time and, in the event of an initial public offering of common stock (the “IPO”), the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the stock exchange on which Elastic shares are listed. In addition, in the event of an IPO, you would also become a Section 16 reporting person of Elastic. In addition, please note that, as a director, you will be subject to the corporate policies of Elastic, including Elastic’s Code of Business Conduct, Communication Policy and Insider Trading Policy, which will be adopted in connection in the event of an IPO.

The Board has or intends to establish three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties. As a member of the Board, you would be asked to serve on one or more committees. As we discussed earlier, we anticipate the Board will appoint you to serve as chairperson of the Audit Committee and that you would serve as our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly, and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time. We will reimburse you for reasonable, customary and documented travel expenses to Board meetings and any other special meetings.

It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which Elastic is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to Elastic.

As a non-employee director of the Board, you would be entitled to receive the cash and equity compensation for your service as set forth in any Elastic Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which is adopted by the Board and becomes effective in the event of an IPO. The Director Compensation Policy will also provide for reimbursement of reasonable, customary and documented travel expenses to Board meetings. Please note that the payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth in any Director Compensation Policy adopted by Elastic will be subject to such future changes and modifications as the Board or its appropriate committees may deem necessary or appropriate.

In addition to the compensation arrangements set forth in a Director Compensation Policy and in connection with your appointment and service to the Board, it will be recommended that the Board (or the Compensation Committee of the Board) grant to you an initial option to purchase 200,000 of Elastic’s shares of common stock (the “Option”) no later than its first meeting to occur on or following the date you become a member of the Board. Twenty-five percent (25%) of the shares subject to the Option will vest on the one (1) year anniversary of the Option’s vesting commencement date, and 1/48th of the shares will vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to you continuing to serve as a member of the Board through each such date. Notwithstanding the foregoing, if Elastic experiences a Change of Control (as defined in the Plan), and you remain a member of the Board through the effective date of such Change in Control, one hundred percent (100%) of the then-outstanding and unvested shares subject to the Option will accelerate and fully vest. The Option would be subject to the terms and conditions applicable to stock options granted under Elastic’s 2012 Stock Option Plan or a successor or amended plan (as applicable, the “Plan”) and as set forth in the stock option agreement to which you would be required to enter with Elastic at such time the Option is granted. In the unlikely event that your service on the Board terminates prior to the date the Option is granted, you will not be entitled to receive the Option described herein.

Please note that nothing in this letter or any agreement granting you equity awards under the Plan should be construed to interfere with or otherwise restrict in any way the rights of Elastic, its Board or stockholders to remove you from the Board or any committee in accordance with the provisions of our charter documents and applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, Elastic does not intend to afford you any rights as an employee, including without limitation, the right to employment or any additional compensation or other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter and returning it to me. By signing this letter you also represent that the execution and delivery of this letter and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under, or conflict with, any agreement or other instrument to which you are bound or to which you are a party.

We look forward to you joining the Board, and we anticipate your leadership and experience will make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

ELASTIC B.V.

/s/ Shay Banon

Shay Banon

CEO

Elastic B.V.

ACKNOWLEDGED AND AGREED:

/s/ Jonathan Chadwick
Jonathan Chadwick
Date: July 27, 2018

cc:	W.H. Baird Garrett, SVP and General Counsel